Exhibit 99.1
Inverness Medical Innovations, Inc. Announces Offering of $150 Million of Senior Notes
WALTHAM, Mass., August 4, 2009 — Inverness Medical Innovations, Inc. (NYSE: IMA), a global leader in enabling individuals to take charge of their health at home through the merger of rapid diagnostics and health management, today announced that it intends to offer $150 million of senior notes due 2016 in a public offering. Payment of the notes will be guaranteed by certain of Inverness’ domestic subsidiaries. Inverness intends to use the net proceeds from the offering solely to fund its previously announced acquisition of Concateno plc, which the Company expects to close on or about August 11, 2009.
Jefferies & Company, Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC will act as joint book-running managers for the offering.
The offering will be made under Inverness’ shelf registration statement on Form S-3 filed with the SEC on April 10, 2009 and amended on August 4, 2009. Inverness intends to file with the SEC later today a preliminary prospectus supplement and accompanying prospectus for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus, and the other documents we have filed with the SEC for more complete information about us and the offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the preliminary prospectus supplement and accompanying prospectus may be obtained from Jefferies & Company, Inc. at One Station Place, Three North, Stamford, CT 06902, Attention: Timothy Lepore or at 1-888-708-5831, from Goldman, Sachs & Co. at 85 Broad Street, New York, NY 10004, Attention: Prospectus Department, or at 1-866-471-2526, or Wells Fargo Securities, LLC at 301 South College Street, Sixth Floor, Charlotte, NC 28202, Attention: High Yield Syndicate or at 1-704-715-8324.
This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Inverness
By developing new capabilities in near-patient diagnosis, monitoring and health management, Inverness Medical Innovations enables individuals to take charge of improving their health and quality of life at home. Inverness’ global leading products and services, as well as its new product development efforts, focus on infectious disease, cardiology, oncology, drugs of abuse and women’s health. Inverness is headquartered in Waltham, Massachusetts.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected offering and the use of proceeds. These statements reflect Inverness’ current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions. Inverness undertakes no obligation to update any forward-looking statements contained herein.